Exhibit 99.2

SCRIPT
FOR THE
COMPEX 2003 4FQ CONFERENCE CALL
SEPTEMBER 17, 2003
12:00 p.m. Central (1:00 p.m. Eastern)

(The Conference Operator will welcome everyone to the call and then turn it over to Dan.)

Dan Gladney

Good afternoon and thank you for joining us. My name is Dan Gladney, President and CEO of Compex. With me this afternoon is Scott Youngstrom, our CFO, who will help me go over the financials for the quarter. At the conclusion of these prepared remarks, we will be available to answer your questions.

During the question and answer portion of the call, we will also have available: Marshall Masko, our Vice President of Marketing for the Compex and Slendertone Consumer Business and for the Rehabilicare Medical Business, Mike Goodpaster, our Vice President of Sales Operations. Also available will be Tim Floeder, our Vice President of Business Development, and Wayne Chrystal, our Vice President of Manufacturing Operations.

As you know, Regulation FD limits our ability to respond to certain inquiries from investors or analysts in non-public forums, so we encourage you to ask all questions of a material nature on this call. Also, keep in mind that the SEC’s new non-GAAP financial measure regulations keep us limited in the type of information we can provide to you.

Now, before I give you the corporate update on the quarter, let me turn the call over to Scott for the financial report.

Scott Youngstrom

Thank you, Dan, and good afternoon everyone.

Consolidated net revenue for the quarter ending June 30, 2003 was $19.8 million, down just over 1% or nearly $260,000 from the prior year’s level. Consolidated net revenue for the fiscal year ended June 30, 2003 was a record $75.5 million, up 4%, or nearly $3 million, over the fiscal year ending June 30, 2002. U.S. revenue for the quarter was $12.8 million, up 3% from the prior year’s quarter of $12.5 million. For the full fiscal year, U.S. revenue was up 5% to $48.9 million, versus

$46.6 million for the fiscal year ended June 30, 2002. Most of the increase comes from our direct sales and rentals in our medical business.

International revenue, primarily from our Compex SA subsidiary, was down 7% year-over-year to $7.1 million for the quarter, but was up 3% for the full fiscal year to $26.5 million. That growth was entirely generated by a favorable impact of exchange rates. Using local currency, Compex SA was actually below prior year revenue by 16% for the quarter and 4% for the full fiscal year.

Revenue by product line during the quarter was roughly $3.8 million in rehabilitation products, $3.9 million in pain management products, $5.3 million in consumer products and $6.8 million in accessories and supplies. All revenue segments are above prior year amounts with accessories and supplies reflecting the largest nominal increase.

Our gross margin for the quarter was a record 71.5%, up sharply from 68.6% in the prior year. This increase is largely due to the higher sales levels of accessories and supplies domestically and from the effect of decreased sales at lower margins to our Italian distributor when compared to the prior year.

Selling, general and administrative expenses in the quarter decreased $50,000 to $10.8 million, representing 54.5% of consolidated net revenue, compared with 54.0% in the prior year. Our on-going business actually saw a decline in SG&A during the quarter, but the decrease was entirely offset by our May 15, 2003, acquisition of the assets of BMR Neurotech. We incurred significant additional SG&A expenses as a result of keeping BMR Neurotech’s facility in Phoenix operational. These higher expenses have continued in the current fiscal first quarter, but we expect to have completed the integration of this business and closed the facility by the end of this month. Selling, general and administrative expenses for the full fiscal year increased $4.5 million to $42.2 million, representing 55.9% of consolidated net revenue, compared with 52.0% over the same period last year. This was primarily due to the currency translation effect from our European subsidiaries operating expenses and also the expenditures associated with the domestic consumer product launch.

Our provision for income tax was 40% during the quarter versus our historical 42%. As we mentioned last quarter, a preliminary tax review led us to believe that 40% was a reasonable estimate of the effective tax rate for fiscal 2003, and we expect 40% to continue to be the effective tax rate for fiscal 2004, as well, although the final analysis will not be completed until the end of the month.

Net income in the quarter was a record $1.7 million, or $0.15 per share, compared with $1.3 million, or $0.12 per share, last year. For the full fiscal year, net income was a record $5.0 million, or $0.45 per share.

On the balance sheet, our ending cash balance was $5.1 million, up from $3.6 million at the end of last quarter. Net receivables increased by just over $1.1 million during the quarter, but were down $2.0 million versus last year. The accounts receivable reserve increased approximately $2.4 million since March 31, 2003, due primarily to an additional $600K reserve recorded against revenue in the fourth quarter and due to the A/R reserve recorded with the BMR Neurotech acquisition in May 2003. Inventory was up $1.3 million in the quarter, partially due to the BMR Neurotech acquisition.

On the liability side, we ended the quarter with $11.1 million in debt, up $1.2 million over the previous quarter. Of this amount, $4.5 million is a note payable under our existing credit line, which was borrowed to finance the Slendertone inventory purchase and the BMR Neurotech asset acquisition.

Our balance sheet does not reflect our July 2003 acquisition of Filsport Assistance, our Italian distributor, where we used cash and debt to finance the transaction.

With that, I’d like to turn the call back to Dan for his remarks.

Dan Gladney

Thank you, Scott.

We are extremely pleased with our performance during the quarter. Fourth quarter sales of $19.8 million were the second highest of any quarter in company history, and sales of $75.5 million for the full fiscal year was, in fact, a record.

Fourth quarter net income of $1.7 million and EPS of $0.15 per share were both records, and were in-line with our guidance during the last conference call.

Highlights during the quarter included our expanded licensing agreement with Bio Medical Research, also known as BMR, which gave us distribution rights for the Slendertone FLEX, GymBody Ab Belts and other consumer products in most of Europe. This agreement allows us to provide entry-level products that complement our high-end products in Europe, and builds on our U.S. distribution rights to the Slendertone line that we acquired in February.

In May, we acquired BMR Neurotech, the U.S. medical division of BMR. With this acquisition, we acquired concentrated medical distribution in Arizona, Southern California, Alabama and Georgia. Perhaps more importantly, it gave us access into doctor offices, as opposed to the Physical Therapy clinics, which are our primary customers.

Since the end of the quarter, we have continued to make bold moves to ensure the success of our business.

First, in July, we acquired Filsport Assistance, the exclusive distributor of our Compex name brand of consumer sports training products in Italy. Filsport is our largest distributor in Europe, and Italy is our largest single market. As we previously stated, with

Italy’s decline this past year, we felt it was critical to gain direct managerial control over Filsport in order to strengthen the brand and return our Italian sales to their previous levels. To give you an idea as to why we feel it is so critical to have our own management team running Filsport, you simply need to understand the significant impact this distribution channel has on our sales. For fiscal 2003, Filsport sales accounted for 41% of Compex SA total sales, which represents approximately 10% of Compex Technologies’ consolidated total revenue. So you can see, Filsport’s success is critical to what’s happening overseas and we need to get it turned around as soon as possible.

Our second major move was to hire Tim Floeder last month as our Vice President of Business Development. Tim has extensive M&A and investment banking experience, was previously a consultant to us, and he was instrumental in our acquisitions of Filsport and BMR. He also has senior financial management experience and is a CPA. Tim will help us expand our operations and diversify our product offering through strategic partnerships and business acquisitions.

We also restructured our medical division management team and promoted Mike Goodpaster to the position of Vice President of Sales Operations. Mike was the Vice President of Tampa’s third party billing and customer service operations, and has a strong background in senior sales management. Mike will lead sales and still play a key role in our Tampa operations.

Gretchen Dacey has been promoted to Director of Operations for Tampa and will report to Mike. Gretchen previously held the title of Compliance Officer and Manager of our Medicare department. We expect to see enhanced efficiencies as our National Sales Force and Tampa Operations work even more proactively together to drive growth and profitability. To support these efficiencies, we have invested significant time and capital dollars on a new imaging system to get us closer to a paperless operation.

And finally, as everyone is no doubt already aware, we are excited to have signed future football Hall of Famer Jerry Rice to a multi-year contract to serve as spokesman for our domestic launch of Compex Sport. For those of you who don’t know, Jerry has a compelling story with Compex Sport. Jerry underwent reconstructive knee surgery in 1997. In his own words, “For two years after my knee surgery I tried every kind of exercise imaginable, but my left quad still remained smaller and weaker than my right quad. Then I started using Compex Sport for 20 minutes a day, and within just a couple of weeks I noticed a huge difference. Today, my left quad has regained its size and is as strong as my right.” I can’t think of a more appropriate spokesman for us than Jerry Rice, who is one of the top athletes of our time. And what makes us both proud and humble, is that Jerry was so impressed with his results after using our Compex Sport, he took the unusual step of approaching us about serving as spokesman. That fact alone is probably the best endorsement we could receive for the effectiveness of our product.

Another well-known athlete who also uses and endorses our product is Justine Henin-Hardenne, the 2003 French and, most recently, the U.S. Women’s Open Tennis Champion. Justine uses the Compex Sport to enhance her training. She has used the Compex Sport to proactively train for strength gains, and most importantly, she uses Compex Sport after her play to help her muscles recover so she is fresh for the next day’s grueling match.

In addition, in the U.S., we have also signed Simon Lessing, five time World Triathlon Champion, to represent Compex. Simon has used the Compex product religiously in his training regimen for the past seven years. He credits Compex with helping him achieve 100% of his physical capacity when he competes. With this group of endorsers and more, we believe we are off to a solid start in laying the foundation for a successful U.S. Compex business.

Now, during July and August, we also had three analysts initiate research coverage on us. In order, they are: Patrick Donohue of Northland Securities; Ernie Andberg of Feltl and Company; and Clint Morrison of Piper Jaffray’s Private Client Division. Although we caution you that we have not and will not affirm their ratings, price targets, or estimates, we will provide their contact information upon request. Contact us using the information on our press release and we will get you their phone numbers and e-mail addresses.

Finally, we will be presenting at two investor conferences in October. We are presenting at the Rodman & Renshaw/Techvest conference in Boston on October 21st, and we present here in Minneapolis at the Northland Securities conference on October 22nd. We will be happy to give you conference details and information if you contact us.

Now, looking forward to fiscal 2004, our major initiative will be the U.S. and European launch of our new consumer line of products. These products include Compex Sport in the U.S., Slendertone and GymBody Ab Belts in the U.S. and Europe, and our new Compex Mi 500 product in Europe. The new Mi 500 technology is a highly innovative and patented technology, which we believe will be a competitive advantage as we incorporate it more broadly in both our consumer and medical products. During the first half of fiscal 2004, in particular, we see heavy spending on marketing as we ramp up the advertising and promotional campaigns. And, as a result of the increased spending and gradual consumer acceptance, we expect the EPS for the first half of fiscal 2004 to be down year-over-year. Although we see our base business continuing to grow at a steady rate, we expect domestic consumer sales from Compex Sport, Slendertone and Gymbody Ab Belts will be heavily back-end loaded.

Our goal is to generate first year new consumer product sales domestically and in Europe that are at least equal to what we will be spending on the launch, and therefore, we are forecasting slightly higher EPS for the full fiscal year 2004, which implies a range of $0.46 to $0.50 a share. Our goal is to generate approximately $6 to 8 million dollars worldwide in new product consumer revenue. This is only a goal as we are establishing a new market in the U.S., and consumer education and acceptance may take time. Our total revenue goal is to grow our worldwide business by over 20% and the goal is to deliver revenue in the range of $90 to $93 million dollars. Approximately $8 million dollars of this revenue is acquired growth from the Filsport and Neurotech acquisitions.

We have a stable of great new consumer products; we know they work and we have clinical research to support our claims. We also know these products are widely accepted in Europe. How quickly these products will gain sales momentum in the U.S.; we cannot yet answer definitively. This is why we are being cautious about our goals for this new business. We are focused on the bottom line. If needed, plans are in place for the second half to hold down spending and maintain earnings.

So in conclusion, we delivered record quarter and full year results. Our stock recently hit an all-time high. We were written up on Forbes.com as one of five “small companies with big futures.”

We have received analyst coverage, media attention, and superstar endorsements. However, we are still not satisfied.

Our primary objective in fiscal 2004 is to launch our new consumer products domestically and in Europe in a smart and controlled manner, so that our underlying business remains solid and growing, and we do not negatively impact our earnings potential. We expect to monitor our expenditures throughout the year and make adjustments designed to maintain the profitability that we have delivered over the past few years. We are committed to investing to grow the business, while preserving successful results.

I’m confident we have the right team in place, an effective operating model, the correct strategic direction, and the discipline and commitment at all levels within Compex to achieve our goals.

Now as mentioned earlier, we are ready to take any questions you may have. Remember that we have our complete management team available here to answer your questions. Please ask no more than one question and one follow-up, so that we can get to as many questions as possible.

Operator, we are ready to open the call to questions.

Q&A Session

Dan Gladney

Thank you once again for your time, attention and questions. We appreciate your interest in Compex Technologies and look forward to reporting our progress to you. Goodbye.